UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 17, 2013

VISION-SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction	(Registration Number)	(IRS Employer
of incorporation)	Identification No.)	Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 17, 2013, Vision-Sciences, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Keith J.C. Darragh, CPA, CGMA. Pursuant to the Agreement, Mr. Darragh will return to serve as Vice President of Finance and will serve as the Company’s Principal Financial Officer (“PFO”) and Principal Accounting Officer (“PAO”). Mr. Darragh will be paid $200,000 per year.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1)          On September 17, 2013, the Board of the Company approved the Agreement, naming Mr. Darragh as the PFO and PAO of the Company, effective September 23, 2013. Mr. Darragh is expected to serve in these capacities until the earlier to occur of (i) his resignation or removal from such position by the Board and (ii) the termination of his Agreement.

Mr. Darragh, 33, previously served as the Company’s PFO and PAO from August 2012 until his resignation from the Company, effective May 17, 2013, and as the Company’s Vice President of Finance from September 2011 until May 17, 2013. From May 17, 2013 through September 22, 2013, Mr. Darragh served the Company as a consultant, including as the Company’s PFO and PAO from June 14, 2013 through August 14, 2013.

Mr. Darragh joined the Company in August 2009 as Corporate Controller. Prior to this, from 2006 to 2009, he served as Director of Corporate Accounting & Financial Reporting at Datascope Corp., a publicly traded medical device manufacturer that was acquired by Getinge Group. Mr. Darragh held positions of increasing responsibility in accounting and finance at SYMS Corp, Sankyo Pharma, Inc., and Genzyme Biosurgery Corp. Mr. Darragh is a certified public accountant and chartered global management accountant, and holds a B.S. (summa cum laude) and an M.B.A. from Montclair State University. A brief description of the terms and conditions pursuant to which Mr. Darragh will serve as Vice President of Finance and as PFO and PAO is set forth in Item 1.01 above and incorporated into this Item 5.02 by reference.

There is no agreement or understanding between Mr. Darragh and any other person pursuant to which Mr. Darragh was appointed as the PFO and PAO. Mr. Darragh is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/Howard I. Zauberman
Name: Howard I. Zauberman
Title: Interim Chief Executive Officer

Date:  September 23, 2013